Exhibit 99.1

Theriva™ Biologics Announces Positive Topline Data from Investigator Sponsored Phase 1 Trial of Intravitreal VCN-01 in Pediatric Patients with Refractory Retinoblastoma

–Phase 1 trial in collaboration with Sant Joan de Déu-Barcelona Children’s Hospital (SJD) determined to have a positive outcome by the study Monitoring Committee–

–Safety and clinical outcomes support the therapeutic potential of VCN-01 in retinoblastoma and emphasize VCN-01’s potential for use in diverse cancer indications–

Rockville, MD, April 23, 2024 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced positive topline data from the investigator sponsored Phase 1 trial conducted by collaborators at Sant Joan de Déu-Barcelona Children’s Hospital (SJD). The Phase 1 trial was designed to evaluate the safety and tolerability of two intravitreal injections of Theriva’s investigational oncolytic adenovirus VCN-01 in patients (n=9) with intraocular retinoblastoma that is refractory to chemotherapy or radiotherapy, and for whom enucleation was the only recommended treatment.

“Results from the investigator sponsored trial further validate VCN-01’s unique mechanism of action and therapeutic potential to improve patient outcomes in otherwise refractory cancers,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We look forward to building on the encouraging safety profile and antitumor activity, which further supports and informs the design of our proposed Phase 2 clinical trial. The Monitoring Committee determined that the trial results were positive, and therefore, Theriva will receive an exclusive, worldwide license, and related patents from SJD for the treatment of pediatric patients with advanced retinoblastoma. The positive completion of this trial is an important step in refining our clinical strategy for VCN-01 as an adjunct to chemotherapy to address the high unmet need in this underserved indication.”

Key Takeaways: Patients received two intravitreal injections of VCN-01, 14 days apart, at a dose of either 2 x 109 vp/eye (n=1) or 2 x 1010 vp/eye (n=8). The data for 9 evaluable patients were reviewed by the study Monitoring Committee who agreed that the trial had a positive outcome:

•	Safety: VCN-01 was well tolerated after intravitreal administration at the 2 doses and the most frequently reported treatment-related adverse events were Grade 1 or 2. There were no dose limiting toxicities and no ocular or systemic toxicities equal to or greater than Grade 3 during the evaluation period.
o	Some degree of ocular inflammation and associated turbidity was observed after VCN-01 injection. Inflammation was managed, and vitreous haze improved in some cases, by local and systemic administration of anti-inflammatory drugs.
•	Antitumor effects: intravitreal VCN-01 demonstrated promising antitumor activity and did not appear to change the retinal function.
o	Four patients presented a response characterized by unequivocal improvement in vitreous seed density.
o	Eye enucleation was avoided in 3 patients to date, one of whom has retained their eye after 4 years of follow-up.

About Retinoblastoma

Retinoblastoma is a tumor that originates in the retina and is the most common type of eye cancer in children. It occurs in approximately 1/14,000 - 1/18,000 live newborns and accounts for 15% of the tumors in the pediatric population < 1 year old. The average age of pediatric patients at diagnosis is 2, and it rarely occurs in children older than 6. In the U.S., retinoblastoma shows an incidence rate of 3.3 per 1,000,000 with only about 200 to 300 children diagnosed per year according to the American Cancer Society. Preserving life and preventing the loss of an eye, blindness and other serious effects of treatment that reduce the patient’s life span or the quality of life, remains a challenge. In addition, children with retinoblastoma have been more likely to lose their eye and die of metastatic disease in low-resource countries.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding regarding the therapeutic potential of VCN-01 to improve patient outcomes in otherwise refractory cancers, building on the encouraging safety profile and antitumor activity, Theriva receiving an exclusive, worldwide license, and related patents from SJD for the treatment of pediatric patients with advanced retinoblastoma and VCN-01 demonstrating promising antitumor activity Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, generating clinical data that establishes VCN-01 may lead to improved patient outcomes in otherwise refractory cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits,; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.